PIMCO DYNAMIC CREDIT INCOME FUND

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of PIMCO Dynamic Credit Income Fund (the “Trust”), hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.	The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “PIMCO Dynamic Credit and Mortgage Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of the close of business on the 29th day of July, 2016.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of the Trust as of the 21st day of June, 2016.

Bradford K. Gallagher	James A. Jacobson

Hans W. Kertess	John C. Maney

William B. Ogden, IV	Alan Rappaport

Deborah A. DeCotis	Craig A. Dawson